                                                     RULE NO. 424(b)(5)
                                                     REGISTRATION NO. 333-59997

                             SUBJECT TO COMPLETION
           PRELIMINARY PROSPECTUS SUPPLEMENT, DATED NOVEMBER 27, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 30, 1998)             [LOGO] MERRILL LYNCH
                                            PROTECTED GROWTH/SM/ INVESTING
                                     "Pursuit of Growth, Protection of Principal

                                2,500,000 UNITS
                           MERRILL LYNCH & CO., INC.
               NIKKEI 225 MARKET INDEX TARGET-TERM SECURITIES(R)
                                DUE      , 2005
                             "MITTS(R) SECURITIES"
                        ($10 PRINCIPAL AMOUNT PER UNIT)

                               ----------------
GENERAL:            . 100% principal protection at maturity
                    . No payments prior to the stated maturity date
                    . Senior unsecured debt securities of Merrill Lynch & Co.,
                     Inc. (the "Company")
                    . The MITTS Securities have been approved for listing on
                     the American Stock Exchange (the "AMEX") under the symbol "MLN".

PAYMENT AT          Principal Amount + Supplemental Redemption Amount
MATURITY:

                    The Supplemental Redemption Amount will be based on the percentage increase, if any, in the Nikkei 225 Index. The Supplemental Redemption Amount may be ZERO, but will not be less than zero. The maturity date, which will be disclosed to you in the final prospectus supplement, is expected to be between March 2005 and September 2005.

      BEFORE YOU DECIDE TO INVEST IN THE MITTS(R) SECURITIES, CAREFULLY READ THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS, INCLUDING THE RISK FACTORS BEGINNING ON PAGE S-8.

                               ----------------

                                                                     PROCEEDS,
                                                                       BEFORE
                                          PUBLIC       UNDERWRITING EXPENSES, TO
                                     OFFERING PRICE(1)  DISCOUNT(1)   COMPANY
                                     ----------------- ------------ ------------
   Per Unit.........................      $10.00           $            $
   Total............................    $25,000,000        $            $

  (1) The Public Offering Price and Underwriting Discount for any single
      transaction to purchase 500,000 Units or more will be $   per Unit
      and $   per Unit, respectively.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      We expect that the MITTS Securities will be ready for delivery in book-entry form only through The Depository Trust Company on or about December , 1998.

                               ----------------

                              MERRILL LYNCH & CO.

                               ----------------

          The date of this prospectus supplement is December  , 1998.

"MITTS" and "Market Index Target-Term Securities" are registered service marks owned by Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                           PAGE
                                                                           ----
SUMMARY INFORMATION--Q&A..................................................  S-4
  What are the MITTS Securities? .........................................  S-4
  What will I receive at the stated maturity date of the MITTS
   Securities?............................................................  S-4
  Who publishes the Index and what does the Index measure?................  S-5
  How has the Index performed historically?...............................  S-5
  What about taxes?.......................................................  S-5
  Will the MITTS Securities be listed on a stock exchange?................  S-6
  What is the role of our subsidiary, MLPF&S?.............................  S-6
  Can you tell me more about the Company?.................................  S-6
  Are there any risks associated with my Investment?......................  S-6
WHERE YOU CAN FIND MORE INFORMATION.......................................  S-7
RATIO OF EARNINGS TO FIXED CHARGES........................................  S-7
RISK FACTORS..............................................................  S-8
  The Supplemental Redemption Amount......................................  S-8
  Your yield may be lower than the yield on a standard debt security of comparable maturity....................................................  S-8
  Your return will not reflect the return of owning the stocks underlying the Index..............................................................  S-8
  Currency exchange rate..................................................  S-8
  Uncertain trading market................................................  S-8
  Factors affecting trading value of the MITTS Securities.................  S-8
  State law limits on interest paid....................................... S-10
  The Japanese securities markets......................................... S-10
  Purchases and sales by Merrill Lynch.................................... S-10
  Potential conflicts..................................................... S-11
DESCRIPTION OF THE MITTS SECURITIES....................................... S-11
  General................................................................. S-11
  Payment at Maturity..................................................... S-11
  Hypothetical Returns.................................................... S-13
  Adjustments to the Index; Market Disruption Events...................... S-14
  Discontinuance of the Index............................................. S-15
  Events of Default and Acceleration...................................... S-15
  Depositary.............................................................. S-15
  Same-Day Settlement and Payment......................................... S-18
THE INDEX................................................................. S-18
  General................................................................. S-18
  The Tokyo Stock Exchange................................................ S-20
  Historical Data on the Index............................................ S-21
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS................... S-23
  General................................................................. S-23
  U.S. Holders............................................................ S-24
  Hypothetical Table...................................................... S-26
  Non-U.S. Holders........................................................ S-26
  Backup Withholding ..................................................... S-27
  New Withholding Regulations............................................. S-27
USE OF PROCEEDS........................................................... S-27
UNDERWRITING.............................................................. S-28
VALIDITY OF THE MITTS SECURITIES.......................................... S-28
INDEX OF DEFINED TERMS.................................................... S-29

                                   PROSPECTUS

                                                                          PAGE
                                                                          ----
AVAILABLE INFORMATION....................................................    2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................    2
MERRILL LYNCH & CO., INC.................................................    3
USE OF PROCEEDS..........................................................    3
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED
 FIXED CHARGES AND PREFERRED STOCK DIVIDENDS.............................    4
DESCRIPTION OF DEBT SECURITIES...........................................    4
DESCRIPTION OF DEBT WARRANTS.............................................    9
DESCRIPTION OF CURRENCY WARRANTS.........................................   11
DESCRIPTION OF INDEX WARRANTS............................................   12
DESCRIPTION OF PREFERRED STOCK...........................................   17
DESCRIPTION OF DEPOSITARY SHARES.........................................   21
DESCRIPTION OF PREFERRED STOCK WARRANTS..................................   25
DESCRIPTION OF COMMON STOCK..............................................   27
DESCRIPTION OF COMMON STOCK WARRANTS.....................................   30
PLAN OF DISTRIBUTION.....................................................   32
EXPERTS..................................................................   33

                               ----------------

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

                           SUMMARY INFORMATION--Q&A

     This summary includes questions and answers that highlight selected information from the Prospectus and Prospectus Supplement to help you
understand the Nikkei 225 Market Index Target-Term Securities(R) due     ,
2005 (the "MITTS Securities"). You should carefully read the Prospectus and Prospectus Supplement to fully understand the terms of the MITTS Securities, the Nikkei Stock Average (the "Nikkei 225 Index" or the "Index"), and the tax and other considerations that are important to you in making a decision about whether to invest in the MITTS Securities. You should carefully review the "Risk Factors" section, which highlights certain risks associated with an investment in the MITTS Securities, to determine whether an investment in the MITTS Securities is appropriate for you.

WHAT ARE THE MITTS SECURITIES?

     The MITTS Securities are a series of senior debt securities issued by the Company and are not secured by collateral. The MITTS Securities will rank equally with all other unsecured and unsubordinated debt of the Company. The
MITTS Securities will mature on     , 2005 and do not provide for earlier
redemption. We will make no payments on the MITTS Securities until maturity. The maturity date, which will be disclosed to you in the final Prospectus Supplement, is expected to be between March 2005 and September 2005.

     Each "Unit" of MITTS Securities represents $10 principal amount of MITTS Securities. You may transfer the MITTS Securities only in whole Units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the MITTS Securities in the form of a global certificate, which will be held by The Depository Trust Company ("DTC"), or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the MITTS Securities by individual investors. You should refer to the section "Description of the MITTS Securities--Depositary" in this Prospectus Supplement.

WHAT WILL I RECEIVE AT THE STATED MATURITY DATE OF THE MITTS SECURITIES?

     We have designed the MITTS Securities for investors who want to protect their investment by receiving at least the principal amount of their investment at maturity and who also want to participate in possible increases in the Index. At the stated maturity date, you will receive a payment on the MITTS Securities equal to the sum of two amounts: the "Principal Amount" and the "Supplemental Redemption Amount".

 "Principal Amount"

     The Principal Amount per Unit is $10.

 "Supplemental Redemption Amount"

     The Supplemental Redemption Amount per Unit will equal:

         (Ending Value - Starting Value)
  $10 X   -----------------------------
         (        Starting Value       )

but will not be less than zero.

     "ENDING VALUE" means the average of the values of the Index at the close of the market on five business days before the maturity of the MITTS Securities. We may calculate the Ending Value by reference to fewer than five or even by reference to a single day's closing value if, during the period prior to the stated maturity date of the MITTS Securities, there is a disruption in the trading of the component stocks comprising the Index or certain futures or options relating to the Index.

     "STARTING VALUE" means the closing value of the Index on the date the MITTS Securities are priced for initial sale to the public (the "Pricing Date"). We will disclose the Starting Value in the final form of Prospectus Supplement delivered to you in connection with sales of the MITTS Securities.

     For more specific information about the Supplemental Redemption Amount, please see the section "Description of the MITTS Securities" in this Prospectus Supplement.

     We will pay you a Supplemental Redemption Amount only if the Ending Value is greater than the Starting Value. IF THE ENDING VALUE IS LESS THAN, OR EQUAL TO, THE STARTING VALUE, THE SUPPLEMENTAL REDEMPTION AMOUNT WILL BE ZERO. We will pay you the Principal Amount of the MITTS Securities regardless of whether any Supplemental Redemption Amount is payable.

 "Examples"

  Here are two examples of Supplemental Redemption Amount calculations:

 EXAMPLE 1--The Index is below the Starting Value at maturity:

  Starting Value: 15,164.64
  Hypothetical Ending Value: 9,098.78

                                                                                 (Supplemental
                                                                                 Redemption
                                                  (9,098.78 - 15,164.64)         Amount cannot
 Supplemental Redemption Amount (per Unit) = $10 X -------------------- = $0.00  be less than
                                                  (      15,164.64     )         zero)

  TOTAL PAYMENT AT MATURITY (PER UNIT) = $10 + $0 = $10

 EXAMPLE 2--The Index is above the Starting Value at maturity:

  Starting Value: 15,164.64
  Hypothetical Ending Value: 21,230.50

                                                  (21,230.50 - 15,164.64)
 Supplemental Redemption Amount (per Unit) = $10 X --------------------- = $4.00
                                                  (      15,164.64      )

  TOTAL PAYMENT AT MATURITY (PER UNIT) = $10 + $4.00 = $14.00


WHO PUBLISHES THE INDEX AND WHAT DOES THE INDEX MEASURE?

      The Nikkei 225 Index is a stock index published by Nihon Keizai Shimbun, Inc. ("NKS") that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is currently based on 225 common stocks traded on the Tokyo Stock Exchange (the "TSE") and represents a broad cross section of Japanese industry. All 225 underlying stocks (the "Underlying Stocks") are stocks listed in the First Section of the TSE and are, therefore, among the most actively traded stocks on the TSE. The Nikkei 225 Index is a modified, price-weighted index, which means an underlying stock's weight in the index is based on its price per share rather than the total market capitalization of the issuer.

      Please note that an investment in the MITTS Securities does not entitle you to any ownership interest in the stocks of the companies included in the Index.

HOW HAS THE INDEX PERFORMED HISTORICALLY?

      Tables showing the closing values of the Index on the last business day of each year from 1967 to 1997 and the last business day of each month from January 1992 to October 1998 are provided in the section headed "The Index-- Historical Data on the Index" in this Prospectus Supplement. We have provided this historical information to help you evaluate the behavior of the Index in various economic environments; however, past performance of the Index is not necessarily indicative of how the Index will perform in the future.

WHAT ABOUT TAXES?

      Each year, you will be required to pay taxes on ordinary income from the MITTS Securities over their term based upon an estimated yield for the MITTS Securities, even though you will not receive any payments from us until maturity. We have determined this estimated yield, in accordance with regulations issued by the Treasury Department, solely in order for you to figure the amount of taxes that you will owe each year as a result of owning a MITTS Security. This estimated yield is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero. We have determined that this estimated
yield will equal   % per annum (compounded semiannually).

      Based upon this estimated yield, if you pay your taxes on a calendar year basis and if you buy a MITTS Security for $10 and hold the MITTS Security until maturity, you will be required to pay taxes on the following amounts of
ordinary income from the MITTS Securities each year: $    in 1998, $    in
1999, $    in 2000, $    in 2001, $    in 2002, $    in 2003, $    in 2004 and
$    in 2005. However, in 2005, the amount of ordinary income that you will be required to pay taxes on from owning such MITTS Security may be greater or less
than $   , depending upon the Supplemental Redemption Amount, if any, you receive. Also, if the Supplemental Redemption Amount is less than $ , you may have a loss which you could deduct against other income you may have in 2005, but under current tax regulations, you would neither be required nor allowed to amend your tax returns for prior years. For further information, see "Certain United States Federal Income Tax Considerations" in this Prospectus Supplement.

WILL THE MITTS SECURITIES BE LISTED ON A STOCK EXCHANGE?

      The MITTS Securities have been approved for listing on the AMEX under the symbol "MLN". You should be aware that the listing of the MITTS Securities on the AMEX will not necessarily ensure that a liquid trading market will be available for the MITTS Securities. You should review "Risk Factors--Uncertain trading market".

WHAT IS THE ROLE OF OUR SUBSIDIARY, MLPF&S?

      Our subsidiary, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), is the underwriter for the offering and sale of the MITTS Securities. After the initial offering, MLPF&S intends to buy and sell MITTS Securities to create a secondary market for holders of the MITTS Securities, and may stabilize or maintain the market price of the MITTS Securities during the initial distribution of the MITTS Securities. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

      MLPF&S will also be our agent (the "Calculation Agent") for purposes of calculating the Ending Value and the Supplemental Redemption Amount. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S's status as a subsidiary of the Company and its responsibilities as Calculation Agent.

CAN YOU TELL ME MORE ABOUT THE COMPANY?

      Merrill Lynch & Co., Inc. is a holding company with various subsidiary and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about the Company see the section "Merrill Lynch & Co., Inc." in the Prospectus. You should also read the other documents the Company has filed with the Securities and Exchange Commission ("SEC"), which you can find by referring to the section "Where You Can Find More Information" in this Prospectus Supplement.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

      Yes, the MITTS Securities are subject to certain risks. Please refer to the section "Risk Factors" in this Prospectus Supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York, New York 10005.

      We will send you copies of our SEC filings, excluding exhibits, at no cost upon request. Please address your request to Lawrence M. Egan, Jr., Corporate Secretary's Office, Merrill Lynch & Co., Inc., 100 Church Street, 12th Floor, New York, New York 10080-6512; telephone number (212) 602-8439.

                       RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth the historical ratios of earnings to fixed charges of the Company for the periods indicated:

                                                                             NINE MONTHS
                                 YEAR ENDED LAST FRIDAY IN DECEMBER             ENDED
                               -------------------------------------------  SEPTEMBER 25,
                                1993     1994     1995     1996     1997        1998
                               -------  -------  -------  -------  -------  -------------
      Ratio of earnings to
       fixed charges..........     1.4      1.2      1.2      1.2      1.2       1.1

      For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges. "Fixed charges" consist of interest costs, amortization of debt expense, preferred stock dividend requirements of majority-owned subsidiaries, and that portion of rentals estimated to be representative of the interest factor.

                                  RISK FACTORS

      Your investment in the MITTS Securities will involve certain risks. For example, there is the risk that you might not earn a return on your investment, and the risk that you will be unable to sell your MITTS Securities prior to the stated maturity date. You should carefully consider the following discussion of risks before deciding whether an investment in the MITTS Securities is suitable for you.

THE SUPPLEMENTAL REDEMPTION AMOUNT

      You should be aware that if the Ending Value does not exceed the Starting Value at the stated maturity, the Supplemental Redemption Amount will be "zero." This will be true even if the value of the Index was higher than the Starting Value at some time during the life of the MITTS Securities but later falls below the Starting Value. If the Supplemental Redemption Amount is zero, we will pay you only the Principal Amount of your MITTS Securities.

YOUR YIELD MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

      The amount we pay you at maturity may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of the Company with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

YOUR RETURN WILL NOT REFLECT THE RETURN OF OWNING THE STOCKS UNDERLYING THE
INDEX

      Your return will not reflect the return you would realize if you actually owned the stocks underlying the Index and received the dividends paid on those stocks because NKS calculates the Index by reference to the prices of the common stocks comprising the Index without taking into consideration the value of dividends paid on those stocks.

CURRENCY EXCHANGE RATE

      Although the stocks comprising the Index are traded in Japanese yen and the MITTS Securities are denominated in U.S. dollars, we will not adjust the Supplemental Redemption Amount for the currency exchange rate in effect at the maturity of the MITTS Securities. The Supplemental Redemption Amount is based solely upon the percentage increase in the Index. Changes in the exchange rate, however, may reflect changes in the Japanese economy which may affect the value of the Index and the MITTS Securities.

UNCERTAIN TRADING MARKET

      The MITTS Securities have been approved for listing on the AMEX under the symbol "MLN". While there have been a number of issuances of Market Index Target-Term Securities, trading volumes have varied historically from one transaction to another and it is therefore impossible to predict how the MITTS Securities will trade. You cannot assume that a trading market will develop for the MITTS Securities. If such a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the MITTS Securities will depend on the financial performance of the Company, and other factors such as the appreciation, if any, of the value of the Index.

      If the trading market for the MITTS Securities is limited, there may be a limited number of buyers if you do not wish to hold your investment until maturity. This may affect the price you receive.

FACTORS AFFECTING TRADING VALUE OF THE MITTS SECURITIES

      We believe that the market value of the MITTS Securities will be affected by the value of the Index and by a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the MITTS Securities given a change in a specific factor, assuming all other conditions remain constant.

  .INDEX VALUE. We expect that the market value of the MITTS Securities will depend substantially on the amount by which the Index exceeds or does not exceed the Starting Value. If you choose to sell your MITTS Securities when the value of the Index exceeds the Starting Value, you may receive substantially less than the amount that would be payable at maturity based on such value because of the expectation that the Index will continue to fluctuate until the Ending Value is determined. If you choose to sell your MITTS Securities when the value of the Index is below, or not sufficiently above, the Starting Value, you may receive less than the $10 Principal Amount per Unit of MITTS Securities. In general, rising Japanese dividend rates (i.e., dividends per share) may increase the value of the Index while falling Japanese dividend rates may decrease the value of the Index. Political, economic and other developments that affect the stocks underlying the Index may also affect the value of the Index and the value of the MITTS Securities.

  .INTEREST RATES. Because the MITTS Securities repay, at a minimum, the Principal Amount at maturity, we expect that the trading value of the MITTS Securities will be affected by changes in interest rates. In general, if U.S. interest rates increase, we expect that the trading value of the MITTS Securities will decrease and, conversely, if U.S. interest rates decrease, we expect the trading value of the MITTS Securities will increase. In general, if interest rates in Japan increase, we expect that the trading value of the MITTS Securities will increase and, conversely, if interest rates in Japan decrease, we expect the trading value of the MITTS Securities will decrease. However, interest rates in Japan may also affect the Japanese economy and, in turn, the value of the Index. Rising interest rates in Japan may lower the value of the Index and, as a result, may decrease the value of the MITTS Securities. Falling interest rates in Japan may increase the value of the Index and, as a result, may increase the value of the MITTS Securities.

  .VOLATILITY OF THE JAPANESE YEN/U.S. DOLLAR EXCHANGE RATE. The Japanese yen
    / U.S. dollar rate is a foreign exchange spot rate that measures the relative values of two currencies, the Japanese yen and the U.S. dollar (the "JPY/USD Rate"). The JPY/USD Rate increases when the U.S. dollar appreciates relative to the Japanese yen. The JPY/USD Rate is expressed as a rate that reflects the amount of Japanese yen that can be purchased for one U.S. dollar. Volatility is the term used to describe the size and frequency of market fluctuations. In general, if the volatility of the JPY/USD Rate increases, we expect that the trading value of the MITTS Securities will increase and, conversely, if the volatility of the JPY/USD Rate decreases, we expect that the trading value of the MITTS Securities will decrease.

  .CORRELATION BETWEEN THE JPY/USD RATE AND THE INDEX. Correlation is the term used to describe the relationship between the percentage changes in the JPY/USD Rate and the percentage changes in the Index. In general, if the correlation between the JPY/USD Rate and the Index increases, we expect that the trading value of the MITTS Securities will increase and, conversely, if the correlation between the JPY/USD Rate and the Index decreases, we expect that the trading value of the MITTS Securities will decrease.

  .VOLATILITY OF THE INDEX. Generally, if the volatility of the Index increases, we expect that the trading value of the MITTS Securities will increase and, conversely, if the volatility of the Index decreases, we expect that the trading value of the MITTS Securities will decrease.

  .TIME REMAINING TO MATURITY. The MITTS Securities may trade at a value above that which would be expected based on the level of interest rates and the Index. This difference would reflect a "time premium" due to expectations concerning the value of the Index during the period prior to the stated maturity of the MITTS Securities. However, as the time remaining to the stated maturity of the MITTS Securities decreases, we expect that this time premium will decrease, lowering the trading value of the MITTS Securities.

  .DIVIDEND YIELDS. Generally, if dividend yields on the stocks comprising the Index increase, we expect that the value of the MITTS Securities will decrease and, conversely, if dividend yields on the stock comprising the Index decrease, we expect that the value of the MITTS Securities will increase.

  .COMPANY CREDIT RATINGS. Real or anticipated changes in the Company's credit ratings may affect the market value of the MITTS Securities.

      It is important for you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any increase in the trading value of the MITTS Securities attributable to another factor, such as an increase in the Index value.

      In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the MITTS Securities of a given change in most of the factors listed above will be less if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities, except that we expect that the effect on the trading value of the MITTS Securities of a given increase or decrease in the value of the Index will be greater if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities.

STATE LAW LIMITS ON INTEREST PAID

      New York State law governs the 1983 Indenture, as defined herein. New York has certain usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the MITTS Securities. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

      While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the MITTS Securities, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

THE JAPANESE SECURITIES MARKETS

      The underlying stocks that constitute the Index have been issued by Japanese companies. You should be aware that investments in securities indexed to the value of Japanese equity securities involve certain risks. The Japanese securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Direct or indirect government intervention to stabilize the Japanese securities markets and cross-shareholdings in Japanese companies on such markets may affect prices and volume of trading on those markets. Also, there is generally less publicly available information about Japanese companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and Japanese companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

      Securities prices in Japan are subject to political, economic, financial and social factors that apply in Japan. These factors (including the possibility that recent or future changes in the Japanese government's economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other Japanese laws or restrictions applicable to Japanese companies or investments in Japanese equity securities and the possibility of fluctuations in the rate of exchange between currencies) could negatively affect the Japanese securities markets. Moreover, the Japanese economy may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

PURCHASES AND SALES BY MERRILL LYNCH

      The Company, MLPF&S and other affiliates of the Company may from time to time buy or sell the stocks underlying the Index for their own accounts, for business reasons or in connection with hedging the

Company's obligations under the MITTS Securities. These transactions could affect the price of such stocks and the value of the Index in a manner that would be adverse to investors in the MITTS Securities.

POTENTIAL CONFLICTS

      The Calculation Agent is a subsidiary of the Company, the issuer of the MITTS Securities. Under certain circumstances, MLPF&S's role as a subsidiary of the Company and its responsibilities as Calculation Agent for the MITTS Securities could give rise to conflicts of interests. Such conflicts could occur, for instance, in connection with the Calculation Agent's determination as to whether a Market Disruption Event has occurred, or in connection with judgments that the Calculation Agent would be required to make in the event of a discontinuance of the Index. See "Description of the MITTS Securities-- Adjustments to the Index; Market Disruption Events" and "--Discontinuance of the Index" in this Prospectus Supplement. MLPF&S is required to carry out its duties as Calculation Agent in good faith and using its reasonable judgment. However, you should be aware that because the Calculation Agent is controlled by the Company, potential conflicts of interest could arise.

      The Company has entered into an arrangement with a subsidiary of the Company to hedge the market risks associated with the Company's obligation to pay the Supplemental Redemption Amount. Such subsidiary expects to make a profit in connection with such arrangement. The Company did not seek competitive bids for such an arrangement from unaffiliated parties.

                      DESCRIPTION OF THE MITTS SECURITIES

GENERAL

      The Nikkei 225 Market Index Target-Term Securities due , 2005, which are referred to herein as the "MITTS Securities" are to be issued as a series of Senior Debt Securities under the Senior Indenture, referred to as the "1983 Indenture", which is more fully described in the accompanying Prospectus. The
MITTS Securities will mature on     , 2005. The maturity date, which will be
disclosed to you in the final Prospectus Supplement, is expected to be between March 2005 and September 2005.

      While at maturity a beneficial owner of a MITTS Security will receive the Principal Amount of such MITTS Security plus the Supplemental Redemption Amount, if any, there will be no other payment of interest, periodic or otherwise. See "Payment at Maturity" below.

      The MITTS Securities are not subject to redemption by the Company or at the option of any beneficial owner prior to maturity. Upon the occurrence of an Event of Default with respect to the MITTS Securities, beneficial owners of the MITTS Securities may accelerate the maturity of the MITTS Securities, as described under "Description of the MITTS Securities--Events of Default and Acceleration" in this Prospectus Supplement and "Description of Debt Securities--General" and "--Events of Default" in the accompanying Prospectus.

      The MITTS Securities are to be issued in denominations of whole Units.

PAYMENT AT MATURITY

 General

      At the stated maturity date, a beneficial owner of a MITTS Security will be entitled to receive the Principal Amount thereof plus the Supplemental Redemption Amount, if any, all as provided below. If the Ending Value does not exceed the Starting Value, a beneficial owner of a MITTS Security will be entitled to receive only the Principal Amount thereof.

 "Determination of the Supplemental Redemption Amount"

      The Supplemental Redemption Amount for a MITTS Security will be determined by the Calculation Agent and will equal:

                                                             (Ending Value - Starting Value)
     Principal Amount of such MITTS Security ($10 per Unit) X -----------------------------
                                                             (        Starting Value       )

      "provided," "however," that in no event will the Supplemental Redemption Amount be less than zero.

      The Starting Value will equal the closing value of the Index on the Pricing Date. The Starting Value will be set forth in the final form of the Prospectus Supplement delivered to investors in connection with the sales of the MITTS Securities.

      The Ending Value will be determined by the Calculation Agent and will equal the average (arithmetic mean) of the closing values of the Index determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days, then the Ending Value will equal the average (arithmetic mean) of the closing values of the Index on such Calculation Days, and if there is only one Calculation Day, then the Ending Value will equal the closing value of the Index on such Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value will equal the closing value of the Index determined on the last scheduled Index Business Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event on such day.

      The "Calculation Period" means the period from and including the seventh scheduled Index Business Day prior to the maturity date to and including the second scheduled Index Business Day prior to the maturity date.

      "Calculation Day" means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

      For purposes of determining the Ending Value, an "Index Business Day" is a day on which the NYSE and the AMEX are open for trading and the Index or any Successor Index, as defined below, is calculated and published. All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent a determination by the Calculation Agent of a manifest error, shall be conclusive for all purposes and binding on the Company and beneficial owners of the MITTS Securities.

HYPOTHETICAL RETURNS

      The following table illustrates, for a range of hypothetical Ending Values, (i) the percentage change from the Starting Value to the Ending Value;
(ii) the total amount payable per Unit of MITTS Securities; (iii) the total rate of return on the MITTS Securities; (iv) the pretax annualized rate of return on the MITTS Securities; and (v) the pretax annualized rate of return of the stocks underlying the Index (which includes an assumed aggregate dividend yield of .97% per annum, as more fully described below).

                          ENDING         TOTAL AMOUNT                       PRETAX ANNUALIZED  PRETAX ANNUALIZED
                     VALUE PERCENTAGE PAYABLE AT MATURITY  TOTAL RATE OF         RATE OF       RATE OF RETURN OF
HYPOTHETICAL ENDING  CHANGE OVER THE      PER UNIT OF      RETURN ON THE      RETURN ON THE    STOCKS UNDERLYING
       VALUE          STARTING VALUE   MITTS SECURITIES   MITTS SECURITIES MITTS SECURITIES(1)  THE INDEX(1)(2)
-------------------  ---------------- ------------------- ---------------- ------------------- -----------------
  7,582.32                -50.00%           $10.00               0.00%             0.00%             -9.43%
  9,098.78                -40.00%           $10.00               0.00%             0.00%             -6.75%
 10,615.25                -30.00%           $10.00               0.00%             0.00%             -4.46%
 12,131.71                -20.00%           $10.00               0.00%             0.00%             -2.45%
 13,648.18                -10.00%           $10.00               0.00%             0.00%             -0.65%
 15,164.64(3)               0.00%           $10.00               0.00%             0.00%              0.97%
 16,681.10                 10.00%           $11.00              10.00%             1.47%              2.45%
 18,197.57                 20.00%           $12.00              20.00%             2.82%              3.81%
 19,714.03                 30.00%           $13.00              30.00%             4.08%              5.07%
 21,230.50                 40.00%           $14.00              40.00%             5.24%              6.25%
 22,746.96                 50.00%           $15.00              50.00%             6.33%              7.35%
 24,263.42                 60.00%           $16.00              60.00%             7.36%              8.39%
 25,779.89                 70.00%           $17.00              70.00%             8.33%              9.37%
 27,296.35                 80.00%           $18.00              80.00%             9.25%             10.30%
 28,812.82                 90.00%           $19.00              90.00%            10.12%             11.18%
 30,329.28                100.00%           $20.00             100.00%            10.95%             12.02%
 31,845.74                110.00%           $21.00             110.00%            11.74%             12.82%
 33,362.21                120.00%           $22.00             120.00%            12.50%             13.59%
 34,878.67                130.00%           $23.00             130.00%            13.23%             14.33%
 36,395.14                140.00%           $24.00             140.00%            13.93%             15.04%
 37,911.60                150.00%           $25.00             150.00%            14.60%             15.72%

--------
(1) The annualized rates of return specified in the preceding table are calculated on a semiannual bond equivalent basis.
(2) This rate of return assumes (i) a constant dividend yield of .97% per annum, paid quarterly from the date of initial delivery of MITTS Securities, applied to the value of the Index at the end of each such quarter assuming such value increases or decreases linearly from the Starting Value to the hypothetical Ending Value; (ii) no transaction fees or expenses; (iii) an investment term of six and one-half years; and (iv) a final Index value equal to the hypothetical Ending Value.
(3) This is the assumed Starting Value for purposes of calculating the above table. The actual Starting Value will equal the closing value of the Index on the Pricing Date.

      The figures on the previous page are for purposes of illustration only. The actual investment term, Supplemental Redemption Amount received by investors, and the total and pretax annualized rate of return resulting therefrom will depend entirely on the Starting Value and the actual Ending Value determined by the Calculation Agent as provided herein. Historical data regarding the Index is included in this Prospectus Supplement under "The Index--Historical Data on the Index".

ADJUSTMENTS TO THE INDEX; MARKET DISRUPTION EVENTS

      If at any time the method of calculating the Index, or the value thereof, is changed in any material respect, or if the Index is in any other way modified so that such Index does not, in the opinion of the Calculation Agent, fairly represent the value of the Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing value with respect to the Ending Value is to be calculated, make such adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Index as if such changes or modifications had not been made, and calculate such closing value with reference to the Index, as adjusted. Accordingly, if the method of calculating the Index is modified so that the value of such Index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in the Index), then the Calculation Agent shall adjust such Index in order to arrive at a value of the Index as if it had not been modified (e.g., as if such split had not occurred).

      "Market Disruption Event" means either of the following events, as determined by the Calculation Agent:

    (a) a suspension, material limitation or absence of trading on the TSE of 20% or more of the Underlying Stocks which then comprise the Index or a Successor Index during the one-half hour period preceding the close of trading on the applicable exchange; or

    (b) the suspension or material limitation on the Singapore International Monetary Exchange, Ltd. (the "SIMEX"), the Osaka Securities Exchange (the "OSE") or any other major futures or securities market from trading in futures or options contracts related to the Index or a Successor Index during the one-half hour period preceding the close of trading on the applicable exchange.

      For the purposes of determining whether a Market Disruption Event has occurred: (i) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (ii) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (iii) a suspension in trading in a futures or options contract on the Index by a major securities market by reason of (a) a price change violating limits set by such securities market,
(b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in futures or options contracts related to the Index, and (iv) an absence of trading on the TSE will not include any time when the TSE is closed for trading under ordinary circumstances. Under certain circumstances, the duties of MLPF&S as Calculation Agent in determining the existence of Market Disruption Events could conflict with the interests of MLPF&S as an affiliate of the Company.

      Based on the information currently available to the Company, the opening of trading on the OSE was delayed on January 17, 1995 because of the earthquake in Kobe. If such delay had occurred during the one-half hour period preceding the close of trading on the OSE, it would have constituted a Market Disruption Event. In addition, because of movements in the price for futures contracts for the Index, the OSE imposed price limits on such futures contracts on January 23, 1995 that were in effect during the one-half hour period preceding the close of trading on the OSE and that would have constituted a Market Disruption Event. On January 31 and February 1 of 1994, prices for futures contracts for the Nikkei Stock Index 225 reached price limits imposed by the OSE, which would have been a Market Disruption Event. Other than the foregoing events, to the Company's knowledge no circumstances have arisen since the inception of the Index that could have constituted a Market Disruption Event. The existence or nonexistence of such circumstances, however, is not necessarily indicative of the likelihood of such circumstances arising or not arising in the future.

DISCONTINUANCE OF THE INDEX

      If NKS discontinues publication of the Index and NKS or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to such Index (any such index being referred to herein as a "Successor Index"), then, upon the Calculation Agent's notification of such determination to the Trustee and the Company, the Calculation Agent will substitute the Successor Index as calculated by NKS or such other entity for the Index and calculate the Ending Value as described above under "Payment at Maturity". Upon any selection by the Calculation Agent of a Successor Index, the Company shall cause notice thereof to be given to holders of the MITTS Securities.

      If NKS discontinues publication of the Index and a Successor Index is not selected by the Calculation Agent or is no longer published on any of the Calculation Days, the value to be substituted for the Index for any such Calculation Day used to calculate the Supplemental Redemption Amount at maturity will be a value computed by the Calculation Agent for each Calculation Day in accordance with the procedures last used to calculate the Index prior to such discontinuance. If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the Index as described below, such Successor Index or value shall be substituted for the Index for all purposes, including for purposes of determining whether a Market Disruption Event exists. If the Calculation Agent calculates a value as a substitute for the Index, "Index Calculation Day" shall mean any day on which the Calculation Agent is able to calculate such value.

      If NKS discontinues publication of the Index prior to the period during which the Supplemental Redemption Amount is to be determined and the Calculation Agent determines that no Successor Index is available at such time, then on each Business Day until the earlier to occur of (a) the determination of the Ending Value and (b) a determination by the Calculation Agent that a Successor Index is available, the Calculation Agent shall determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if such day were a Calculation Day. The Calculation Agent will cause notice of each such value to be published not less often than once each month in "The Wall Street Journal" (or another newspaper of general circulation), and arrange for information with respect to such values to be made available by telephone. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect trading in the MITTS Securities.

EVENTS OF DEFAULT AND ACCELERATION

      In case an Event of Default with respect to any MITTS Securities shall have occurred and be continuing, the amount payable to a beneficial owner of a MITTS Security upon any acceleration permitted by the MITTS Securities, with respect to each $10 principal amount thereof, will be equal to the Principal Amount and the Supplemental Redemption Amount, if any, calculated as though the date of early repayment were the stated maturity date of the MITTS Securities. See "Description of the MITTS Securities--Payment at Maturity" in this Prospectus Supplement. If a bankruptcy proceeding is commenced in respect of the Company, the claim of the beneficial owner of a MITTS Security may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the Principal Amount of the MITTS Security plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the MITTS Securities.

      In case of default in payment of the MITTS Securities (whether at the stated maturity or upon acceleration), from and after the maturity date the MITTS Securities shall bear interest, payable upon demand of the beneficial
owners thereof, at the rate of   % per annum (to the extent that payment of
such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the MITTS Securities to the date payment of such amount has been made or duly provided for.

DEPOSITARY

      Upon issuance, all MITTS Securities will be represented by one or more fully registered global securities (the "Global Securities"). Each such Global Security will be deposited with, or on behalf of, The

Depository Trust Company ("DTC"; DTC, together with any successor thereto, being a "Depositary"), as Depositary, registered in the name of Cede & Co. (DTC's partnership nominee). Unless and until it is exchanged in whole or in part for MITTS Securities in definitive form, no Global Security may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

      So long as DTC, or its nominee, is a registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the MITTS Securities represented by such Global Security for all purposes under the 1983 Indenture. Except as provided below, the beneficial owners of the MITTS Securities represented by a Global Security (the "Beneficial Owners") will not be entitled to have the MITTS Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the MITTS Securities in definitive form and will not be considered the owners or Holders thereof under the 1983 Indenture, including for purposes of receiving any reports delivered by the Company or the Trustee pursuant to the 1983 Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of DTC and, if such person is not a participant of DTC (a "Participant"), on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the 1983 Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action which a Holder is entitled to give or take under the 1983 Indenture, DTC would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, as defined below, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      If (x) the Depositary is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that the Global Securities shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the MITTS Securities, the Global Securities will be exchangeable for MITTS Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $ and integral multiples thereof. Such definitive MITTS Securities will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from Participants with respect to ownership of beneficial interests in such Global Securities.

      The following is based on information furnished by DTC:

      DTC will act as securities depositary for the MITTS Securities. The MITTS Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered Global Securities will be issued for the MITTS Securities in the aggregate principal amount of such issue, and will be deposited with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

      Purchases of MITTS Securities under DTC's system must be made by or through Direct Participants, which will receive a credit for the MITTS Securities on DTC's records. The ownership interest of each Beneficial Owner is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the MITTS Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners.

      To facilitate subsequent transfers, all MITTS Securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of MITTS Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the MITTS Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such MITTS Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the MITTS Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the MITTS Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

      Principal, premium, if any, and/or interest, if any, payments on the MITTS Securities will be made in immediately available funds to DTC. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

      DTC has advised the Company that management of DTC is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its Direct and Indirect Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and interest payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("Depositary Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

      However, DTC's ability to perform properly its services is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as DTC's Direct Participants and Indirect Participants, third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among other. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

      According to DTC, the information in the preceding two paragraphs with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

      DTC may discontinue providing its services as securities depositary with respect to the MITTS Securities at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, MITTS Security certificates are required to be printed and delivered.

      The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, MITTS Security certificates will be printed and delivered.

      The information in this section concerning DTC and DTC's system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

SAME-DAY SETTLEMENT AND PAYMENT

      Settlement for the MITTS Securities will be made by the Underwriter in immediately available funds. All payments of principal and the Supplemental Redemption Amount, if any, will be made by the Company in immediately available funds so long as the MITTS Securities are maintained in book-entry form.

                                   THE INDEX

      All disclosure contained in this Prospectus Supplement regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information prepared by NKS.

GENERAL

      Unless otherwise stated, all information herein relating to the Nikkei 225 Index has been derived from the Stock Market Indices Data Book published by NKS and other publicly-available sources. Such information reflects the policies of NKS as stated in such sources; such policies are subject to change at the discretion of NKS.

      The Nikkei 225 Index is a stock index calculated, published and disseminated by NKS that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is currently based on 225 Underlying Stocks trading on the TSE and represents a broad cross-section of Japanese industry. All 225

Underlying Stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section are among the most actively traded stocks on the TSE. Futures and options contracts on the Nikkei 225 Index are traded on the SIMEX, the OSE and the Chicago Mercantile Exchange.

      The Nikkei 225 Index is a modified, price-weighted index (i.e., an Underlying Stock's weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Underlying Stock by the corresponding weighting factor for such Underlying Stock (a "Weight Factor"), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor. The divisor, initially set in 1949 at 225, was 10.052 as of November 24, 1998, and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing (Yen)50 by the par value of the relevant Underlying Stock, so that the share price of each Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of (Yen)50. Each Weight Factor represents the number of shares of the related Underlying Stock which are included in one trading unit of the Nikkei 225 Index. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Underlying Stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

      In order to maintain continuity in the level of the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of each such change affecting any Underlying Stock, the divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

      Underlying Stocks may be deleted or added by NKS. However, to maintain continuity in the Nikkei 225 Index, the policy of NKS is generally not to alter the composition of the Underlying Stocks except when an Underlying Stock is deleted in accordance with the following criteria. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Underlying Stocks: bankruptcy of the issuer; merger of the issuer into, or acquisition of the issuer by, another company; delisting of such stock or transfer of such stock to the "Seiri-Post" because of excess debt of the issuer or because of any other reason; or transfer of such stock to the Second Section of the TSE. Upon deletion of a stock from the Underlying Stocks, NKS will select, in accordance with certain criteria established by it, a replacement for such deleted Underlying Stock. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NKS to be representative of a market may be added to the Underlying Stocks. In such case, an existing Underlying Stock with low trading volume and not representative of a market will be deleted.

      NKS is under no obligation to continue the calculation and dissemination of the Nikkei 225 Index. The MITTS Securities are not sponsored, endorsed, sold or promoted by NKS. No inference should be drawn from the information contained in this Prospectus Supplement that NKS makes any representation or warranty, implied or express, to the Company, the holder of the MITTS Securities or any member of the public regarding the advisability of investing in securities generally or in the MITTS Securities in particular or the ability of the Nikkei 225 Index to track general stock market performance. NKS has no obligation to take the needs of the Company or the holder of the MITTS Securities into consideration in determining, composing or calculating the Nikkei 225 Index. NKS is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the MITTS Securities to be issued or in the determination or calculation of the equation by which the MITTS Securities are to be settled in cash. NKS has no obligation or liability in connection with the administration or marketing of the MITTS Securities.

      The use of and reference to the Nikkei 225 Index in connection with the MITTS Securities have been consented to by NKS, the publisher of the Nikkei 225 Index.

      None of the Company, the Calculation Agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Nikkei 225 Index or any Successor Index. NKS disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 Index or the manner in which such Index is applied in determining any Starting Values or Ending Values or any Supplemental Redemption Amount upon maturity of the MITTS Securities.

THE TOKYO STOCK EXCHANGE

      The TSE is one of the world's largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 A.M. to 11:00 A.M. and from 12:30 P.M. to 3:00 P.M., Tokyo time, Monday through Friday.

      Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei 225 Index on such trading day will generally be available in the United States by the opening of business on the same calendar day.

      The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. Such price floors and ceilings are expressed in absolute Japanese yen, rather than percentage, limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a "special bid quote" or a "special asked quote" for that stock at a specified higher or lower price level than the stock's last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei 225 Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks which comprise the Nikkei 225 Index, which limitations may, in turn, adversely affect the value of the MITTS Securities.

HISTORICAL DATA ON THE INDEX

      The following table sets forth the closing values of the Index on the last business day of each year from 1967 through 1997. The historical experience of the Index should not be taken as an indication of future performance and no assurance can be given that the value of the Index will not decline and thereby reduce the Supplemental Redemption Amount which may be payable to the beneficial owner of the MITTS Securities at maturity or otherwise.

                          YEAR END VALUE OF THE INDEX

                         CLOSING
YEAR                      VALUE
----                     -------
1967....................  1,281
1968....................  1,715
1969....................  2,359
1970....................  1,987
1971....................  2,714
1972....................  5,208
1973....................  4,307
1974....................  3,817
1975....................  4,359
1976....................  4,991
1977....................  4,866
1978....................  6,002
1979....................  6,569
1980....................  7,116
1981....................  7,682
1982....................  8,017

                         CLOSING
 YEAR                     VALUE
 ----                    -------
 1983...................  9,894
 1984................... 11,543
 1985................... 13,113
 1986................... 18,701
 1987................... 21,564
 1988................... 30,159
 1989................... 38,916
 1990................... 23,849
 1991................... 22,984
 1992................... 16,925
 1993................... 17,417
 1994................... 19,723
 1995................... 19,868
 1996................... 19,361
 1997................... 15,259

      The following table sets forth the level of the Index at the end of each month, in the period from January 1992 through October 1998. These historical data on the Index are not necessarily indicative of the future performance of the Index or what the value of the MITTS Securities may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time during the term of the MITTS Securities.

                                 1992   1993   1994   1995   1996   1997   1998
                                ------ ------ ------ ------ ------ ------ ------
      January.................. 22,023 17,024 20,229 18,650 20,813 18,330 16,628
      February................. 21,339 16,953 19,997 17,053 20,125 18,557 16,832
      March.................... 19,346 18,591 19,112 16,140 21,407 18,003 16,527
      April.................... 17,391 20,919 19,725 16,807 22,041 19,151 15,641
      May...................... 18,348 20,552 20,974 15,437 21,956 20,069 15,671
      June..................... 15,952 19,590 20,644 14,517 22,531 20,605 15,830
      July..................... 15,910 20,380 20,449 16,678 20,693 20,331 16,379
      August................... 18,061 21,027 20,629 18,117 20,167 18,229 14,108
      September................ 17,399 20,106 19,564 17,913 21,556 17,888 13,406
      October.................. 16,767 19,703 19,990 17,655 20,467 16,459 13,565
      November................. 17,684 16,407 19,076 18,744 21,020 16,636
      December................. 16,925 17,417 19,723 19,868 19,361 15,259

      The following graph sets forth the historical performance of the Index at the end of each year from 1967 through 1997. Past movements of the Index are not necessarily indicative of the future Index values. On November 24, 1998 the closing value of the Index was 15,164.64.

                                  LINE GRAPH

[The Graph sets forth the performance of the Index from 1967 through 1997. The vertical axis has a range of numbers from 0 to 40,000 in increments of 5,000. The Horizontal Axis has a range of years from 1967 to 1997 in increments of one year.]

      This graph is for historical information only and should not be used or interpreted as a forecast or indication of future stock market performance, interest rate levels, or variable returns applicable to the MITTS Securities.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      Set forth in full below is the opinion of Brown & Wood LLP, counsel to the Company, as to certain United States Federal income tax consequences of the purchase, ownership and disposition of the MITTS Securities. Such opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with MITTS Securities held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding MITTS Securities in a tax-deferred or tax-advantaged account, or persons holding MITTS Securities as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes. It also does not deal with holders other than original purchasers (except where otherwise specifically noted herein). The following discussion also assumes that the issue price of the MITTS Securities, as determined for United States Federal income tax purposes, equals the principal amount thereof. Persons considering the purchase of the MITTS Securities should consult their own tax advisors concerning the application of the United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the MITTS Securities arising under the laws of any other taxing jurisdiction.

      As used herein, the term "U.S. Holder" means a beneficial owner of a MITTS Security that is for United States Federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations),
(c) an estate the income of which is subject to United States Federal income taxation regardless of its source, (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (e) any other person whose income or gain in respect of a MITTS Security is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons will also be a U.S. Holder. As used herein, the term "non-U.S. Holder" means a beneficial owner of a MITTS Security that is not a U.S. Holder.

GENERAL

      There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States Federal income tax purposes, of the MITTS Securities or securities with terms substantially the same as the MITTS Securities. However, although the matter is not free from doubt, under current law, each MITTS Security should be treated as a debt instrument of the Company for United States Federal income tax purposes. The Company currently intends to treat each MITTS Security as a debt instrument of the Company for United States Federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service ("IRS") in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the MITTS Securities. Prospective investors in the MITTS Securities should be aware, however, that the IRS is not bound by the Company's characterization of the MITTS Securities as indebtedness, and the IRS could possibly take a different position as to the proper characterization of the MITTS Securities for United States Federal income tax purposes. The following discussion of the principal United States Federal income tax consequences of the purchase, ownership and disposition of the MITTS Securities is based upon the assumption that each MITTS Security will be treated as a debt instrument of the Company for United States Federal income tax purposes. If the MITTS Securities are not in fact treated as debt instruments of the Company for United States Federal income tax purposes, then the United States Federal income tax treatment of the purchase, ownership and disposition of the MITTS Securities could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a MITTS Security could differ from the timing and character of income, gain or loss recognized in respect of a MITTS Security had the MITTS Securities in fact been treated as debt instruments of the Company for United States Federal income tax purposes.

U.S. HOLDERS

      On June 11, 1996, the Treasury Department issued final regulations (the "Final Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments such as the MITTS Securities, which apply to debt instruments issued on or after August 13, 1996 and, accordingly, will apply to the MITTS Securities. In general, the Final Regulations cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of prior United States Federal income tax law. Specifically, the Final Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the Final Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument is treated as ordinary income, and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The Final Regulations provide no definitive guidance as to whether or not an instrument is properly characterized as a debt instrument for United States Federal income tax purposes.

      In particular, solely for purposes of applying the Final Regulations to the MITTS Securities, the Company has determined that the projected payment schedule for the MITTS Securities will consist of payment on the maturity date of the principal amount thereof and a projected Supplemental Redemption Amount
equal to $    per Unit (the "Projected Supplemental Redemption Amount"). This
represents an estimated yield on the MITTS Securities equal to   % per annum
(compounded semiannually). Accordingly, during the term of the MITTS Securities, a U.S. Holder of a MITTS Security will be required to include in income the sum of the daily portions of interest on the MITTS Security that are deemed to accrue at this estimated yield for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder holds such MITTS Security. The amount of interest that will be deemed to accrue in any accrual period (i.e., generally each six-month period during which the MITTS Securities are outstanding) will equal the product of this estimated yield (properly adjusted for the length of the accrual period) and the MITTS Security's adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes a MITTS Security's adjusted issue price will equal the MITTS Security's issue price (i.e., $10), increased by the interest previously accrued on the MITTS Security. At maturity of a MITTS Security, in the event that the actual Supplemental Redemption
Amount, if any, exceeds $    per Unit (i.e., the Projected Supplemental
Redemption Amount), a U.S. Holder will be required to include the excess of the
actual Supplemental Redemption Amount over $    per Unit (i.e., the Projected
Supplemental Redemption Amount) in income as ordinary interest on the maturity date. Alternatively, in the event that the actual Supplemental Redemption
Amount, if any, is less than $    per Unit (i.e., the Projected Supplemental
Redemption Amount), the excess of $    per Unit (i.e., the Projected
Supplemental Redemption Amount) over the actual Supplemental Redemption Amount will be treated first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the MITTS Security for the taxable year in which the maturity date occurs to the extent of the amount of such includible interest. A U.S. Holder will be permitted to recognize and deduct, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions, any remaining portion of the excess of $ per Unit (i.e., the Projected Supplemental Redemption Amount) over the actual Supplemental Redemption Amount that is not treated as an interest offset pursuant to the foregoing rules. U.S. Holders purchasing a MITTS Security at a price that differs from the adjusted issue price of the MITTS Security as of the purchase date (e.g., subsequent purchasers) will be subject to special rules providing for certain adjustments to the foregoing rules, and such U.S. Holders should consult their own tax advisors concerning these rules.

      Upon the sale or exchange of a MITTS Security prior to the maturity date, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon such sale or exchange and the U.S. Holder's adjusted tax basis in the MITTS Security as of the date of disposition. A U.S. Holder's adjusted tax basis in a MITTS Security generally will equal such U.S. Holder's initial investment in the MITTS Security increased by any interest previously included in income with respect to the MITTS Security by the U.S. Holder. Any such taxable gain will be treated as ordinary income. Any such taxable loss will be treated as ordinary loss to the extent of the U.S. Holder's total interest inclusions on the MITTS Security. Any remaining loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder's holding period for the MITTS Security). All amounts includible in income by a U.S. Holder as ordinary interest pursuant to the Final Regulations will be treated as original issue discount.

      Prospective investors in the MITTS Securities should be aware that if a significant percentage of the total aggregate amount of the MITTS Securities originally issued is sold at a discount from the principal amount thereof, which is not expected to be the case, then the issue price of the MITTS Securities, as determined for United States Federal income tax purposes, may be less than the principal amount of the MITTS Securities. In such event, if a U.S. Holder purchases a MITTS Security in connection with the original issuance thereof for an amount equal to the principal amount thereof, the amount of the difference between the principal amount of the MITTS Securities and the issue price thereof generally should be allocated by the U.S. Holder to daily portions of interest that are deemed to accrue on each such date as an offset to such interest on each such date. In addition, on each such date, the U.S. Holder's adjusted tax basis in the MITTS Security will be reduced by the amount treated as an interest offset pursuant to the foregoing rule. Alternatively, in the event that the issue price of the MITTS Securities, as determined for United States Federal income tax purposes, equals the principal amount thereof and a U.S. Holder purchases a MITTS Security in connection with the original issuance thereof for an amount that is less than the principal amount thereof, the amount of the difference between the principal amount of the MITTS Security and the amount paid by the U.S. Holder to purchase the MITTS Security generally should be allocated by the U.S. Holder to daily portions of interest that are deemed to accrue on each such date as additional ordinary interest includible in income by the U.S. Holder on each such date. In such event, on each such date, the U.S. Holder's adjusted tax basis in the MITTS Security will be increased by the amount treated as additional ordinary income. In addition, U.S. Holders purchasing a MITTS Security at a price that differs from the adjusted issue price of the MITTS Security as of the purchase date (e.g., subsequent purchasers) will be subject to special rules providing for certain adjustments to the foregoing rules, and such U.S. Holders should consult their own tax advisors concerning these rules. Moreover, prospective investors in the MITTS Securities should consult their own tax advisors concerning the application of the Final Regulations to their investment in the MITTS Securities. Investors in the MITTS Securities may also obtain the projected payment schedule, as determined by the Company for purposes of the application of the Final Regulations to the MITTS Securities, by submitting a written request for such information to Merrill Lynch & Co., Inc., Attn: Darryl W. Colletti, Corporate Secretary's Office, 100 Church Street, 12th Floor, New York, New York 10080-6512.

      The projected payment schedule (including both the Projected Supplemental Redemption Amount and the estimated yield on the MITTS Securities) has been determined solely for United States Federal income tax purposes (i.e., for purposes of applying the Final Regulations to the MITTS Securities), and is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero.

HYPOTHETICAL TABLE

      The following table sets forth the amount of interest that would be deemed to have accrued with respect to each Unit of the MITTS Securities during each accrual period over an assumed term of approximately six and one-half years and for the MITTS Securities based upon a hypothetical projected payment schedule for the MITTS Securities (including both a hypothetical Projected Supplemental Redemption Amount and a hypothetical estimated yield equal to 6.01% per annum (compounded semiannually)) as determined by the Company for purposes of illustrating the application of the Final Regulations to the MITTS Securities as if the MITTS Securities had been issued on November 24, 1998. The following table is for illustrative purposes only. The actual projected payment schedule for the MITTS Securities (including both the actual Projected Supplemental Redemption Amount and the actual estimated yield) will be determined by the Company on the Pricing Date and will depend upon actual market interest rates (and thus the Company's borrowing costs for debt instruments with comparable maturities) as of the Pricing Date. The actual projected payment schedule for the MITTS Securities (including both the actual Projected Supplemental Redemption Amount and the actual estimated yield) and the actual tax accrual table will be set forth in the final form of Prospectus Supplement delivered to investors in connection with sales of the MITTS
Securities:

                                                                 TOTAL INTEREST
                                                                   DEEMED TO
                                                                  HAVE ACCRUED
                                                                  ON THE MITTS
                                              INTEREST DEEMED TO   SECURITIES
                                                ACCRUE DURING     AS OF END OF
                                                ACCRUAL PERIOD   ACCRUAL PERIOD
               ACCRUAL PERIOD                     (PER UNIT)       (PER UNIT)
               --------------                 ------------------ --------------
November 24, 1998 through May 24, 1999.......      $0.2980          $0.2980
May 25, 1999 through November 24, 1999.......      $0.3094          $0.6074
November 25, 1999 through May 24, 2000.......      $0.3188          $0.9262
May 25, 2000 through November 24, 2000.......      $0.3283          $1.2545
November 25, 2000 through May 24, 2001.......      $0.3382          $1.5927
May 25, 2001 through November 24, 2001.......      $0.3484          $1.9411
November 25, 2001 through May 24, 2002.......      $0.3588          $2.2999
May 25, 2002 through November 24, 2002.......      $0.3696          $2.6695
November 25, 2002 through May 24, 2003.......      $0.3808          $3.0503
May 25, 2003 through November 24, 2003.......      $0.3921          $3.4424
November 25, 2003 through May 24, 2004.......      $0.4040          $3.8464
May 25, 2004 through November 24, 2004.......      $0.4160          $4.2624
November 25, 2004 through May 24, 2005.......      $0.4286          $4.6910

--------
Hypothetical Projected Supplemental Redemption Amount = $ 4.6910 per Unit.

NON-U.S. HOLDERS

      A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a MITTS Security, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended. However, income allocable to non-U.S. Holders will generally be subject to annual tax reporting on IRS Form 1042S. For a non-U.S. Holder to qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (a) is signed by the beneficial owner of the MITTS Security under penalties of perjury, (b) certifies that such owner is not a U.S. Holder and
(c) provides the name and address of
the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a MITTS Security is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution.

      Under current law, a MITTS Security will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of such MITTS Security would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

      Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the MITTS Securities to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the MITTS Securities to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

      In addition, upon the sale of a MITTS Security to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (a) the broker determines that the seller is a corporation or other exempt recipient or (b) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

      Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

NEW WITHHOLDING REGULATIONS

      On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the backup withholding and information reporting rules described above. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                                USE OF PROCEEDS

      The net proceeds from the sale of the MITTS Securities will be used as described under "Use of Proceeds" in the attached Prospectus and to hedge market risks of the Company associated with its obligation to pay the Principal Amount and the Supplemental Redemption Amount.

                                  UNDERWRITING

      MLPF&S (the "underwriter") has agreed, subject to the terms and conditions of the Underwriting Agreement and a Terms Agreement, to purchase
from the Company $   aggregate principal amount of MITTS Securities. The
Underwriting Agreement provides that the obligations of the underwriter are subject to certain conditions precedent and that the underwriter will be obligated to purchase all of the MITTS Securities if any are purchased.

      The underwriter has advised the Company that it proposes initially to offer all or part of the MITTS Securities directly to the public at the offering prices set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed. The underwriter is offering the MITTS Securities subject to receipt and acceptance and subject to the underwriter's right to reject any order in whole or in part.

      The underwriter will pay a commission of $   per Unit on each of the
first   anniversary dates of the issuance of the MITTS Securities to brokers whose clients purchased the Units in the initial distribution and who continue to hold their MITTS Securities.

      The underwriting of the MITTS Securities will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

      In connection with the offering, the underwriter is permitted to engage in certain transactions that stabilize the market price of the MITTS Securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the market price of the MITTS Securities.

      If the underwriter creates a short position in the MITTS Securities in connection with the offering, i.e., if it sells more Units of the MITTS Securities than are set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing Units of the MITTS Securities in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the market price of the security to be higher than it might be in the absence of such purchases. Neither the Company nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the market price of the MITTS Securities. In addition, neither the Company nor the underwriter makes any representation that the underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

      The underwriter may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the MITTS Securities. The underwriter may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

                        VALIDITY OF THE MITTS SECURITIES

      The validity of the MITTS Securities will be passed upon for the Company and for the Underwriter by Brown & Wood LLP, New York, New York.

                             INDEX OF DEFINED TERMS

                                                                            PAGE
                                                                            ----
AMEX....................................................................... S-1
Beneficial Owners.......................................................... S-16
Calculation Agent.......................................................... S-6
Calculation Day............................................................ S-12
Calculation Period......................................................... S-12
Company.................................................................... S-1
Depositary................................................................. S-16
Depositary Services........................................................ S-18
Direct Participants........................................................ S-16
DTC........................................................................ S-4
Ending Value............................................................... S-4
Final Regulations.......................................................... S-24
Global Securities.......................................................... S-15
Index...................................................................... S-4
Index Business Day......................................................... S-12
Index Calculation Day...................................................... S-15
Indirect Participants...................................................... S-17
Industry................................................................... S-17
IRS........................................................................ S-23
JPY/USD Rate............................................................... S-9
Market Disruption Event.................................................... S-14
MITTS Securities........................................................... S-4
MLPF&S..................................................................... S-6
New Regulations............................................................ S-27
Nikkei 225 Index........................................................... S-4
1983 Indenture............................................................. S-11
NKS........................................................................ S-5
Non-U.S. Holder............................................................ S-23
NYSE....................................................................... S-7
OSE........................................................................ S-14
Participant................................................................ S-16
Pricing Date............................................................... S-4
Principal Amount........................................................... S-4
Projected Supplemental Redemption Amount................................... S-24
SEC........................................................................ S-6
SIMEX...................................................................... S-14
Starting Value............................................................. S-4
Successor Index............................................................ S-15
Supplemental Redemption Amount............................................. S-4
Systems.................................................................... S-17
TSE........................................................................ S-5
U.S. Holder................................................................ S-23
Underlying Stock........................................................... S-5
Underwriter................................................................ S-28
Unit....................................................................... S-4
Weight Factor.............................................................. S-19
Withholding Agent.......................................................... S-26

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                                    [LOGO]
                                2,500,000 UNITS

                           MERRILL LYNCH & CO., INC.

               NIKKEI 225 MARKET INDEX TARGET-TERM SECURITIES(R)
                                DUE      , 2005
                             "MITTS(R) SECURITIES"


                        ------------------------------

                             PROSPECTUS SUPPLEMENT

                        ------------------------------


                              MERRILL LYNCH & CO.

                               DECEMBER   , 1998

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